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                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG

                                HEALTHSTAR CORP.,
                             A DELAWARE CORPORATION

                                HEALTHSTAR, INC.,
                             AN ILLINOIS CORPORATION

                              BEYOND BENEFITS, INC.
                             A DELAWARE CORPORATION


                         DATED AS OF SEPTEMBER 23, 1999




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
                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

ARTICLE I PURCHASE AND SALE................................................1

  Section 1.1   Purchase and Sale..........................................1
  Section 1.2   Purchase Price.............................................1
  Section 1.3   Closing....................................................1
  Section 1.4   Earnout Payments...........................................2
  Section 1.5   Transfer Taxes.............................................4
  Section 1.6   Further Assurances.........................................5
  Section 1.7   Stockholder Distributions..................................5
  Section 1.8   Lock-Up Agreement..........................................5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER........................5

  Section 2.1   Organization...............................................5
  Section 2.2   Capitalization.............................................5
  Section 2.3   Ownership of Stock.........................................6
  Section 2.4   Authorization; Validity of Agreement.......................6
  Section 2.5   Consents and Approvals; No Violations......................6
  Section 2.6   Financial Statements.......................................7
  Section 2.7   No Undisclosed Liabilities.................................7
  Section 2.8   Absence of Certain Changes.................................8
  Section 2.9   Employee Benefit Plans; ERISA..............................8
  Section 2.10  Major Customers...........................................11
  Section 2.11  Litigation................................................12
  Section 2.12  No Default; Compliance with Applicable Laws...............12
  Section 2.13  Taxes.....................................................13
  Section 2.14  Properties................................................14
  Section 2.15  Intellectual Property.....................................14
  Section 2.16  Contracts.................................................15
  Section 2.17  Labor Matters.............................................15

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
  Section 2.18  Environmental Matters......................................16
  Section 2.19  Subsidiaries...............................................16
  Section 2.20  Broker or Finders..........................................16
  Section 2.21  Year 2000..................................................16
  Section 2.22  Performance of Services....................................17
  Section 2.23  Insurance..................................................17
  Section 2.24  Related Party Transactions.................................18
  Section 2.25  Healthcare Matters.........................................19
  Section 2.26  Full Disclosure............................................19
  Section 2.27  Powers of Attorney.........................................20
  Section 2.28  Solvency...................................................20
  Section 2.29  Purchase Entirely for Own Account; Accredited Investors....20
  Section 2.30  Date of Acquisition of HSI.................................21
  Section 2.31  Corporate Name.............................................21
  Section 2.32  Knowledge of Individuals...................................21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER....................22

  Section 3.1   Organization...............................................22
  Section 3.2   Authorization; Validity of Agreement; Necessary Action.....22
  Section 3.3   Consent and Approvals; No Violations.......................22
  Section 3.4   Acquisition for Investment.................................23
  Section 3.5   Brokers or Finders.........................................23

ARTICLE IV COVENANTS.......................................................23

  Section 4.1   Tax Matters................................................23
  Section 4.2   Publicity..................................................25
  Section 4.3   Further Assurances.........................................25
  Section 4.4   Use of Names...............................................25
  Section 4.5   Non-competition............................................26
  Section 4.6   Non-solicitation...........................................26
  Section 4.7   Restrictions on Resale of Purchaser's Shares...............26
  Section 4.8   Financial Statements.......................................26

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  Section 4.9   Proprietary Information....................................27
  Section 4.10  Access to Information......................................27

ARTICLE V INDEMNIFICATION..................................................27

  Section 5.1   Indemnification by Seller..................................27
  Section 5.2   Indemnification by Purchaser...............................28
  Section 5.3   Survival of Representations and Warranties;
                  Limitations on Indemnity.................................28
  Section 5.4   Notice and Opportunity to Defend...........................29
  Section 5.5   Mitigation of Loss.........................................29
  Section 5.6   Subrogation................................................29
  Section 5.7   Tax Indemnification........................................29
  Section 5.8   Exclusive Remedy...........................................29
  Section 5.9   Investigation..............................................30
  Section 5.10  Setoff.....................................................30

ARTICLE VI PRE-CLOSING COVENANTS OF SELLER.................................30

  Section 6.1   Access and Investigation...................................30
  Section 6.2   Operation of Business......................................31
  Section 6.3   Filings and Consents.......................................33
  Section 6.4   Notification...............................................33
  Section 6.5   No Negotiation.............................................34
  Section 6.6   Best Efforts...............................................34
  Section 6.7   Confidentiality; Publicity.................................34
  Section 6.8   Purchase of Tail Coverage by Seller........................35
  Section 6.9   Reclassification of Intercompany Account...................35
  Section 6.10  Intercompany Transactions..................................35

ARTICLE VII PRE-CLOSING COVENANTS OF PURCHASER.............................35

  Section 7.1   Best Efforts...............................................35
  Section 7.2   Confidentiality; Publicity.................................35
  Section 7.3   Financing Commitment.......................................36

ARTICLE VIII CONDITIONS....................................................36

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
  Section 8.1   Conditions to Each Party's Obligation to Effect
                  the Closing..............................................36
  Section 8.2   Conditions to the Obligations of Purchaser.................36
  Section 8.3   Conditions to the Obligations of Seller....................37

ARTICLE IX TERMINATION.....................................................38

  Section 9.1   Termination................................................38
  Section 9.2   Effect of Termination......................................39
  Section 9.3   Cancellation Fees; Expenses................................39

ARTICLE X MISCELLANEOUS....................................................39

  Section 10.1   Knowledge.................................................39
  Section 10.2   Governing Law and Consent to Jurisdiction.................40
  Section 10.3   Amendment and Modification................................40
  Section 10.4   Notices...................................................40
  Section 10.5   Legends...................................................41
  Section 10.6   Counterparts..............................................41
  Section 10.7   Entire Agreement; Third Party Beneficiaries...............41
  Section 10.8   Severability..............................................42
  Section 10.9   Service of Process........................................42
  Section 10.10  Specific Performance......................................42
  Section 10.11  Assignment................................................42
  Section 10.12  Expenses..................................................42
  Section 10.13  Waivers...................................................42
  Section 10.14  Attorney Fees.............................................43

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
                             INDEX OF DEFINED TERMS


TERM                                                                   SECTION
----                                                                   -------
Accredited Investor                                                     2.30(e)
Acquisition Transaction                                                 6.2(e)
Affiliates                                                               2.13
Agreement                                                              Preamble
Business Plan                                                            2.29
Cancellation Fee                                                        9.3(a)
Closing                                                                   1.3
Closing Date                                                              1.3
Closing Purchase Price                                                    1.2
COBRA                                                                   2.9(f)
Code                                                                    2.9(a)
Earnout Payments                                                          1.4
Employee Plan                                                           2.9(a)
Encumbrances                                                              1.1
ERISA                                                                   2.9(a)
GAAP                                                                      1.4
Governmental Entity                                                       2.5
Hazardous Materials                                                      2.18
HSI                                                                    Preamble
HSI Contract                                                              2.5
HSI Employees                                                           4.2(b)
HSI Intellectual Property                                                2.15
Indemnifying Party                                                        5.4
Indebtedness                                                              5.1
Indemnitee                                                                5.4
Intellectual Property                                                    2.15
IRS                                                                     2.9(h)
Knowledge                                                                10.1

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
TERM                                                                   SECTION
----                                                                   -------
Liability                                                                2.22
Losses                                                                    5.1
Material Adverse Effect                                                   2.8
Material Agreement                                                       2.16
Notice                                                                  1.4(c)
Ordinary Course of Business                                               2.7
Permits                                                                 2.12(a)
Person                                                                    2.8
Pre-Closing Period                                                        6.1
Proprietary Information                                                   7.3
Purchase Price                                                            1.2
Purchaser                                                              Preamble
Purchaser Cancellation                                                  9.3(a)
Purchaser Plans                                                         4.2(a)
Purchaser's Shares                                                        1.2
Related Party                                                           2.24(e)
Representatives                                                         2.24(f)
Seller                                                                 Preamble
Seller Cancellation                                                     9.3(b)
Shares                                                                 Recitals
Stateman Note                                                           1.4(d)
Stateman Purchase Agreement                                             1.4(d)
Tax Returns                                                              2.13
Taxes                                                                    2.13
Year 2000 Compliant                                                      2.21

                            STOCK PURCHASE AGREEMENT

     Stock Purchase Agreement, dated as of September 23, 1999 (this "AGREEMENT") by and among HealthStar Corp., a Delaware corporation ("SELLER"), HealthStar, Inc., an Illinois corporation ("HSI"), and Beyond Benefits, Inc., a Delaware corporation ("PURCHASER").

                                    RECITALS

     A. Seller is the owner of all of the outstanding shares of capital stock of HSI; and

     B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding shares of capital stock of HSI (the "SHARES"), subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     SECTION 1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all options, pledges, security interests, liens, claims, preemptive rights, imperfections of title, conditions or restrictions of any nature, or other encumbrances, or restrictions on voting or transfer ("ENCUMBRANCES"), other than restrictions imposed by Federal or state securities laws.

     SECTION 1.2 PURCHASE PRICE. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall deliver to Seller a stock certificate for Three Hundred and Three Thousand, Nine Hundred and Forty-Three (303,943) shares of Purchaser's non-voting Series B common stock, (the "PURCHASER'S SHARES") and pay Seller Ten Million Dollars ($10,000,000) in cash (the "CLOSING PURCHASE PRICE"). The term "PURCHASE PRICE" as used herein shall mean and include the Closing Purchase Price, Purchaser's Shares and any Earnout Payments due on the terms and in the amounts set forth in SECTION 1.4.

     SECTION 1.3 CLOSING. The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held on or before November 15, 1999 at the offices of Morrison & Foerster LLP, Twelfth Floor, 19900 MacArthur Boulevard, Irvine, California 92612-2445, at 10:00 a.m. Pacific Time or such other place, time or date on which Seller and Purchaser may mutually agree in writing (the date on which the Closing takes place being the "CLOSING DATE"), and effective as of 12:01 a.m. on the Closing Date.

     (a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, and (ii) all other previously undelivered certificates and other documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby including those documents and certificates required to be delivered by ARTICLE 8 hereof.

     (b) At the Closing, Purchaser shall deliver to Seller (i) the Closing Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller, (ii) stock certificates evidencing the Purchaser's Shares, and (iii) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby including those documents and certificates required to be delivered by Article 8 hereof.

     SECTION 1.4 EARNOUT PAYMENTS.

     (a) As additional consideration for the purchase of the Shares (collectively, the "EARNOUT PAYMENTS"), Purchaser shall pay Seller within one hundred five (105) days first business day thereafter, subject to SECTION 1.4(c) and 1.4(d) hereof, a payment calculated as follows:

          (i) For the twelve (12) month period beginning on the first day of the first full month following the Closing Date, the Earnout Payment shall be equal to an amount determined as follows: Revenue (as defined below) for such period shall be determined. The Earnout Payment shall equal the amount that appears in Column B below opposite the applicable Revenue amount in Column A below.

          (ii) If the Earnout Payment under SECTION 1.4(a)(i) is less than One Million Two Hundred and Fifty Thousand Dollars ($1,250,000), then at the end of the eighteen (18) month period beginning on the first day of the first full month following the Closing Date, the Earnout Payment shall be equal to an amount determined as follows: Revenue for the twelve (12) month period ending on the last day of such eighteen (18) month period shall be determined. If the amount so determined is in excess of the amount determined at the end of the twelve (12) month period in SECTION 1.4(a)(i), then the Earnout Payment shall be an amount equal to the amount that appears in Column B below opposite the applicable Revenue amount in Column A below, less any amounts paid or payable as an Earnout Payment at the end of the twelve (12) month period under SECTION 1.4(a)(i) above.

     "REVENUE" means revenue accrued by HSI in accordance with GAAP for service dates occurring during the applicable period from all clients with outstanding client agreements in existence at Closing, PLUS revenue accrued from all potential new HSI clients identified by Seller on SECTION 1.4 of the Disclosure Schedule (as defined herein) which clients execute and deliver client agreements that have effective dates within ninety (90) days of Closing; such aggregate amount shall be rounded up or down, as the case may be, to the nearest One
Hundred  Thousand Dollars  ($100,000).  Current or future clients common to both
HSI and Purchaser will be separately tracked and the HSI portion included in Revenue. Revenue does not include any new business revenue generated by Purchaser under any cross-access agreement between HSI and Purchaser or any of its subsidiaries. Revenue shall be determined by Purchaser ninety (90) days after the last day of the applicable measurement period, such that retroactive adjustments to accrued revenue can be taken into account. "GAAP" shall mean generally accepted accounting principles consistently applied.

                  Column A                            Column B
        ------------------------------              ---------------
        If the Revenue for the Earnout
        Payment measurement period is:              Earnout Amount:
        ------------------------------              ---------------
                $13,500,000                           $1,250,000
                $13,400,000                           $1,050,000
                $13,300,000                            $850,000
                $13,200,000                            $600,000
                $13,100,000                            $400,000
                $13,000,000                            $300,000
                $12,900,000                            $200,000
                $12,800,000                               $0

     (b) In no event shall the total of all Earnout Payments under SECTION 1.4(a) exceed One Million Two Hundred and Fifty Thousand Dollars ($1,250,000).

     (c) In the event that Seller disputes the amount of Revenue calculated by Purchaser for either measurement period, Seller shall provide written notice ("Notice") to Purchaser within thirty (30) days of receipt by Seller of the applicable Earnout Payment (or receipt by Seller of notice from Purchaser stating that no Earnout Payment was due for such period). The Notice shall specify Seller's reasons for disputing Purchaser's Revenue calculation and provide an estimate that Seller believes is the correct amount of Revenue. After receipt of the Notice, Purchaser shall make available to Seller copies of the documentation used by Purchaser to calculate Revenue. Such information shall be

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
kept confidential by Seller and shall be used by Seller only with respect to calculating Revenue and not for any other purpose. Seller and Purchaser agree that Seller and Purchaser will meet within forty-five (45) days of receipt of the Notice and use good faith efforts to resolve the dispute. If Purchaser and Seller have not resolved the dispute regarding the calculation of Revenue within thirty (30) days of the meeting specified above, Purchaser and Seller agree that the dispute regarding the calculation of Revenue shall be settled by arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In arbitration proceedings under this paragraph, the arbitrator, in rendering its decision, shall follow the substantive laws that would otherwise be applicable and shall state the basis of its decision. The arbitration of any dispute pursuant to this paragraph shall be held in the city of Long Beach, California (or in such other location as Purchaser and Seller may agree).

     (d) Purchaser shall withhold payment of any applicable Earnout Payment for a period of twenty-one (21) months (the "HOLDBACK PERIOD") from the first full day of the first full month following the Closing Date, as a contingency for any potential losses and applicable offset in connection with any claims or potential claims made by Thomas H. Stateman ("STATEMAN") regarding amounts due pursuant to that certain Stock Purchase Agreement by and among Champion Financial Corporation, HSI and Stateman dated as of December 8, 1997 (the "STATEMAN PURCHASE AGREEMENT"), or the note payable to Thomas S. Stateman issued in connection with the Stateman Purchase Agreement (the "Stateman Note"); PROVIDED, HOWEVER, that the Holdback Period shall be extended as follows: if any suit, action or proceeding remains pending upon expiration of such twenty-one
(21) month period with respect to the amounts due under the Stateman Purchase Agreement or Stateman Note, then the Holdback Period shall remain in effect until there is a Final Resolution (as defined below) of any such suit, action or proceeding.

     "Final Resolution" shall mean (i) any final judgment, including the exhaustion of all avenues of appeal or the lapse of the relevant period of time pursuant to which an appeal may be sought, entered by a court of law with appropriate jurisdiction which judgment shall finally resolve a dispute over the amounts due under the Stateman Purchase Agreement and Stateman Note, such that any further claims by Stateman with respect to amounts due under the Stateman Purchase Agreement and Stateman Note would be barred by principles of RES JUDICATA; or (ii) any settlement or release entered into and binding upon Stateman, which releases or settles any claim or potential claim by Stateman with respect to amounts due under the Stateman Purchase Agreement and Stateman Note.

     SECTION 1.5 TRANSFER TAXES. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Shares under this Agreement will be borne and paid by Seller and Seller shall promptly reimburse Purchaser for any such tax, fee or duty which Purchaser is required to pay under applicable law. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Purchaser's Shares under this Agreement will be borne and paid by Purchaser and Purchaser shall promptly reimburse Seller for any tax, fee or duty which Seller is required to pay under applicable law.

     SECTION 1.6 FURTHER ASSURANCES. From time to time after the Closing, Seller, at the request of Purchaser, and Purchaser, at the request of Seller, shall without further consideration execute and deliver further instruments of transfer and assignment and take such other action as the requesting party may reasonably require to more effectively transfer and assign to, and vest in, Purchaser the Shares, and Seller the Purchaser's Shares, to be sold hereunder and all rights thereto, respectively, and to fully implement the provisions of this Agreement.

     SECTION 1.7 STOCKHOLDER DISTRIBUTIONS. HSI has not, since June 30, 1999, and shall not, from June 30, 1999 through the Closing, (a) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, in respect of its capital stock, (b) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of capital stock or other securities of any of its subsidiaries, or (c) pay any principal or interest on any debts owed by HSI to Seller.

     SECTION 1.8 LOCK-UP AGREEMENT. In connection with any public offering of securities by Purchaser, Seller shall, and shall cause its successors or assigns to, execute a lock-up agreement in substantially the form entered into by the directors, officers and major stockholders of Purchaser to restrict the sale by Seller of the Purchaser's Shares for a period of one hundred eighty (180) days from the effective date of a registration statement of Purchaser filed under the Securities Act. The provisions of this Section 1.8 shall be effective for as long as Seller owns any portion of the Purchaser's Shares.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller and HSI, jointly and severally, represent and warrant to Purchaser as follows:

     SECTION 2.1 ORGANIZATION. Each of Seller and HSI is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. HSI is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Seller has made available to Purchaser a complete and correct copy of the articles of incorporation and bylaws of HSI, as currently in effect.

     SECTION 2.2 CAPITALIZATION. SECTION 2.2 of the disclosure schedule of Seller and HSI delivered to Purchaser on or before the date hereof (the "DISCLOSURE SCHEDULE") sets forth the authorized, issued and outstanding capital stock of HSI. The Shares constitute all of the issued and outstanding capital stock of HSI. All the outstanding shares of capital stock of HSI are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no existing (a) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Seller or HSI to issue, transfer or sell any shares of capital stock or other equity interest in HSI or securities convertible into or exchangeable for such shares or equity interests; (b) contractual obligations of Seller or HSI to repurchase, redeem or otherwise acquire any capital stock of HSI or (c) voting trusts or similar agreements to which Seller or HSI is a party with respect to the voting of the capital stock of HSI.

     SECTION 2.3 OWNERSHIP OF STOCK. Except as set forth in SECTION 2.3 of the Disclosure Schedule, the Shares are owned by Seller free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws.

     SECTION 2.4 AUTHORIZATION; VALIDITY OF AGREEMENT. Each of Seller and HSI has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller and HSI of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by their respective Boards of Directors, and except for the adoption of this Agreement by the requisite votes of the respective stockholders of Seller and HSI, no other corporate action on the part of Seller and HSI is necessary to authorize the execution and delivery by Seller and HSI of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and HSI and, assuming due and valid authorization, execution and delivery hereof by Purchaser, this Agreement constitutes a valid and binding obligation of Seller and HSI, enforceable against Seller and HSI in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and; (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 2.5 CONSENTS AND APPROVALS;  NO VIOLATIONS.  Except as set forth in
SECTION 2.5 of the Disclosure Schedule, neither the execution, delivery nor performance of this Agreement by Seller and HSI nor the consummation by Seller and HSI of the transactions contemplated hereby will (a) violate any provision of the certificate or articles of incorporation or bylaws of Seller or HSI; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HSI is a party or by which HSI or any of its properties or assets may be bound (each, an "HSI CONTRACT"); (d) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller, HSI or any of their properties or assets, or (e) except for those filings required pursuant to applicable state and federal securities laws, require on the part of Seller or HSI any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency ("GOVERNMENT ENTITY").

     SECTION 2.6 FINANCIAL STATEMENTS. Seller has delivered to Purchaser (a) the unaudited balance sheets and related unaudited statements of income of HSI at and for each of the years ending March 31, 1998 and March 31, 1999 and (b) the unaudited balance sheets and related statements of income of HSI at and for the three (3) month period ended June 30, 1999 (collectively, the "FINANCIAL STATEMENTS"). The balance sheets included in the Financial Statements present fairly, in all material respects, the financial position of HSI as of the respective dates thereof, and the related statements of income included in the Financial Statements present fairly, in all material respects, the results of operations of HSI for the respective period or as of the respective dates set forth therein, in each case in accordance with GAAP, consistently applied for all periods presented except for the absence of footnote disclosures, statements of changes in stockholders' equity, and report of independent accountants each of which is required under GAAP; and, provided, however, that the liability relating to the Stateman Note reported on the Financial Statements is a liability of Seller rather than HSI, and appropriate actions have been taken by Seller to remove such liability from HSI's balance sheet and to report same solely as a liability of Seller.

     SECTION 2.7 NO UNDISCLOSED LIABILITIES.

     (a) Except as set forth in SECTION 2.7 of the Disclosure Schedule and except (a) for liabilities and obligations incurred in the Ordinary Course of Business (as hereinafter defined) after June 30, 1999, (b) for liabilities and obligations disclosed in or covered by the Financial Statements, and (c) for liabilities and obligations incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement, since June 30, 1999, neither Seller nor HSI has incurred any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of HSI, prepared in accordance with GAAP as applied in preparing the unaudited balance sheets of HSI as included in the Financial Statements. Action taken by or on behalf of HSI shall not be deemed to have been taken in the "ORDINARY COURSE OF BUSINESS" unless such action is: (a) recurring in nature, consistent with HSI's past practices and taken in the ordinary course of HSI's normal day-to-day operations, as such practices and operations have been conducted since December 12, 1997; (b) taken in good faith in accordance with sound and prudent business practices; and (c) not required to be authorized by HSI's stockholders, HSI's board of directors or any committee of HSI's board of directors, and does not require any other separate or special authorization of any nature.

     SECTION 2.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in SECTION 2.8 of the Disclosure Schedule, since June 30, 1999, HSI has not (a) suffered any change or changes constituting, in the aggregate, a Material Adverse Effect (as hereinafter defined) and to Seller and HSI's Knowledge (as defined in Section 10.1), no event has occurred that is reasonably likely to have a Material Adverse Effect; (b) suffered any loss, damage or destruction to, or any interruption in the use of any of HSI's assets (whether or not covered by insurance) that would constitute a Material Adverse Effect; (c) amended its articles of incorporation or bylaws; (d) split, combined or reclassified the Shares; (e) declared or set aside or paid any dividend or other distribution with respect to the Shares, (f) changed its accounting principles, practices or methods, except as required by GAAP or applicable law; (g) made any capital expenditure in excess of Twenty Thousand Dollars ($20,000); (h) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (i) pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance; (j) entered into any transaction outside the Ordinary Course of Business; (k) incurred, assumed or otherwise become subject to any liability or obligation, other than in the Ordinary Course of Business; (l) waived or released any material right; (m) approved any material increase, direct or indirect, or other material change in the compensation paid or payable to any officer, director, employee, independent contractor or agent of HSI, or established or created any employment, deferred compensation or severance agreement or employee benefit plan or amended any of the foregoing; (n) suffered any material loss of personnel, authorized any change in the terms and conditions of the employment of senior members of management of HSI or incurred any labor trouble; (o) made any arrangements relating to any royalty, dividend or similar payment entered into by HSI based on the sales volume of HSI (other than sales commission arrangements), other than in the Ordinary Course of Business; (p) entered into any material agreement with respect to the endorsement of products or services, other than in the Ordinary Course of Business; (q) revalued any of its material assets; (r) amended or terminated of any Material Agreement (as defined in SECTION 2.16); or (s) agreed, committed or offered, and has not attempted, to take any of the actions referred to in clauses (a) through (r).

         As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse change in, or material adverse effect on, the business, financial condition, prospects or operations of a Person (as hereinafter defined), taken as a whole; PROVIDED, HOWEVER, that any adverse effect on a Person resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby shall be excluded from the determination of Material Adverse Effect. "PERSON" means a natural person or any partnership, limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity.

     SECTION 2.9 EMPLOYEE BENEFIT PLANS; ERISA.

     (a) All "EMPLOYEE BENEFIT PLANS" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the "CODE"), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, life insurance, group insurance, or fringe benefit plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten, funded or unfunded), and any trust, escrow or other agreement related thereto, that are maintained or contributed to by HSI, have been maintained or contributed to in the last six (6) years by HSI, or with respect to which HSI has incurred or could incur any liability (each, an "EMPLOYEE PLAN") are, to the Knowledge of Seller or HSI, set forth in SECTION
2.9 of the Disclosure Schedule.

     (b) With respect to the Employee Plans listed in SECTION 2.9 of the Disclosure Schedule, HSI has made available to Purchaser true, accurate and complete copies of (i) the documents comprising each such Employee Plan (or, with respect to each such Employee Plan which is unwritten, a detailed written description of the material terms of such Employee Plan), (ii) all trust agreements, insurance contracts or any other funding instruments related to such Employee Plans, (iii) all rulings, determination letters, no-action letters or advisory opinions from any government agency that pertain to any such Employee Plan and any open requests therefor, (iv) the most recent actuarial and financial reports (audited and unaudited) and the annual reports filed with any government agency with respect to each such Employee Plan during the current year and each of the three (3) preceding years, (v) all collective bargaining agreements pursuant to which contributions are being or have been made or obligations incurred (including both pension and welfare benefits) with respect to any such Employee Plan, (vi) all registration statements filed with respect to any such Employee Plan, (vii) all contracts that relate to any such Employee Plan, and (viii) all summary plan descriptions and all other written communications regarding each such Employee Plan generally distributed to participants and beneficiaries.

     (c) Full payment has been made of all amounts which are required under the terms of each Employee Plan to be paid as contributions or premiums on or before their due dates.

     (d) No Employee Plan is a multiemployer plan (within the meaning of Section 3 (37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which HSI could incur liability under Section 4063 or 4064 of ERISA. No Employee Plan is subject to Title IV of ERISA.

     (e) HSI does not have any liability, nor does it have any Knowledge of any facts or circumstances that might give rise to any liability, and the transactions contemplated by this Agreement will not result in any liability:
(i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA; (ii) for any lien imposed under Sections 302(f) of ERISA or Section 412(n) of the Code; (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code; (iv) for any excise tax imposed by Section 4971, 4972, 4980 or 4980B of the Code; (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code; or (vi) for withdrawal from any multi-employer plan under Section 4201 of ERISA.

     (f) Except as disclosed on SECTION 2.9 of the Disclosure Schedule, HSI has complied with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") with respect to all current employees and former employees and other "QUALIFIED BENEFICIARIES" (as defined in Code Section 4980B(g)(1) and ERISA Section 607(3)). All Employee Plans that are "GROUP HEALTH PLANS," as defined in Section 5000(b) of the Code, have been operated in conformance with the Medicare as Secondary Payer provisions of the Social Security Act, and no Person is subject to liability under Section 5000(a) of the Code with respect to any such Employee Plan.

     (g) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code and all other applicable laws, and such Employee Plans have been operated in compliance with such laws and the written Employee Plan documents.

     (h) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS"), and HSI and Seller have no Knowledge of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) has been determined to be exempt from taxation under Section 501(a) of the Code, and HSI and Seller are not aware of any circumstance which will or could result in a revocation of such exemption. Each Employee Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in
Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code and/or that the plan complies with Section 505 of the Code, unless the IRS does not as a matter of policy issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred which will or could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code.

     (i) There is no material pending or, to HSI's and Seller's Knowledge, threatened legal or administrative proceeding relating to any Employee Plan other than routine claims for benefits, nor is there any basis for any such proceeding. Neither HSI nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject HSI or Purchaser to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated by this Agreement will not result in the potential assessment of a tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

     (j) Except as set forth in SECTION 2.9 of the Disclosure Schedule, Seller has maintained workers' compensation coverage on behalf of HSI as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

     (k) Except as required by law, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any employee, officer, former employee or former officer of HSI. There are no contracts or arrangements providing for payments that could subject any Person to liability for tax under Section 4999 of the Code.

     (l) Except for the continuation coverage requirements of COBRA, the requirements of other applicable law, or benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary), HSI has no obligations or potential liability for medical expenses incurred by employees following termination of employment or retirement under any of the Employee Plans.

     (m) None of the transactions contemplated by this Agreement will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of HSI promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the Closing (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of HSI concerning the employee benefits of Purchaser.

     (n) No trade or business, whether or not incorporated, which would be treated as a single employer with HSI under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (a "MEMBER OF THE CONTROLLED GROUP") maintains or contributes to, or within the past six years has maintained or contributed to (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or (ii) a plan that is subject to Title IV of ERISA. No
Member of the Controlled Group has any liability, nor have facts or circumstances occurred that might give rise to any liability: (i) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code; (ii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code; (iii) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code; or (iv) for withdrawal from any multiemployer plan under Section 4201 of ERISA.

     SECTION 2.10 MAJOR CUSTOMERS. SECTION 2.10 of the Disclosure Schedule accurately identifies each such customer or other Person that accounted for more than Fifty Thousand Dollars ($50,000) of the gross revenues of HSI during HSI's fiscal year ending March 31, 1999. Except as set forth in SECTION 2.10 of the Disclosure Schedule, neither Seller nor HSI has received any written notice or other communication and neither Seller nor HSI has Knowledge indicating that any customer of HSI or other Person described in SECTION 2.10 of the Disclosure
Schedule is reasonably likely to cease dealing with HSI, to change the applicable payment methodology such that HSI revenues received from such customer are reduced, or is reasonably likely to otherwise reduce the volume of business transacted by such customer or other Persons or entity with HSI below the levels set forth in SECTION 2.10 of the Disclosure Schedule.

     SECTION 2.11 LITIGATION.

     (a) Except as set forth in SECTION 2.11 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Seller or HSI, threatened, involving HSI, by or before any Government Entity or by any third party. There is no action, suit, proceeding or investigation which HSI or Seller on behalf of HSI currently intends to initiate.

     (b) Except as set forth in SECTION 2.11 of the Disclosure Schedule, HSI is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Seller or HSI, continuing investigation by, any Government Entity, or any judgment, order, writ, injunction, decree, or award of any Government Entity, court, or arbitrator, including, without limitation, cease-and-desist or other orders.

     SECTION 2.12 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS.

     (a) Except as set forth in SECTION 2.12 of the Disclosure Schedule, HSI is not, nor has Seller or HSI received written notice or any similar communication alleging that HSI may be, in default or violation of any term, condition or provision of (i) its articles of incorporation or bylaws; (ii) any of the Material Agreements (as defined in SECTION 2.16(a)); or (iii) any statute, law, ordinance, rule, regulation, judgment, decree, order, arbitration award or material licenses, permits, consents, approvals and authorizations of a Government Entity (collectively "PERMITS") applicable to HSI including, without limitation, laws, rules and regulations relating to the environment, managed care and insurance, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity, and race, religious or sex discrimination, excluding from the foregoing clauses (ii) and (iii) defaults or violations which become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged and in which HSI is not currently engaged or as a result of any acts or omissions by, or the status of any facts pertaining primarily to, Purchaser or its agents. Neither Seller nor HSI has received any written notice since December 12, 1997 from any federal or state regulatory authority alleging any violation described in clause (iii) or directing Seller or HSI to take any remedial action in regard to HSI with respect to such law, ordinance or regulation, except for any such notices where HSI and Seller have conclusively resolved and settled all of the issues raised by such notice with the Person issuing the notice, HSI and Seller have paid any liability, fine or assessment resulting from such resolution or settlement and no additional action is required by Seller or HSI with respect to any items arising from such notice.

     (b) HSI has all Permits necessary to conduct its business in the manner and in the areas in which it is presently being conducted, and all such Permits are valid and in full force and effect.

     SECTION 2.13 TAXES.

     (a) HSI has (i) timely filed all Tax Returns (as hereinafter defined) required to be filed by it, and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all Taxes (as hereinafter defined) whether or not shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by HSI;

     (b) Except as set forth on Section 2.13 of the Disclosure Schedule, neither Seller nor HSI has received written notice of any ongoing federal, state, local or foreign audits or examinations of any Tax Return of HSI;

     (c) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against HSI;

     (d) HSI is not a party to any agreement providing for the allocation or sharing of Taxes, except with Seller and its Affiliates (as defined below);

     (e) there are no material statutory liens for Taxes upon the assets of HSI which are not provided for in the Financial Statements, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith and which are set forth on SECTION 2.13 of the Disclosure Schedule;

     (f) the provisions for Taxes on the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid federal, state, county and local Taxes of any nature, and any applicable Taxes owing to any foreign jurisdiction, whether or not assessed or disputed, as of such date; and

     (g) all Taxes and other assessments and levies which HSI was or is required to withhold or collect have been withheld and collected and have been or will be paid over to the proper governmental authorities.

     "AFFILIATE(S)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act of 1934, as amended.

     "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with out respect to, any such Taxes, charges, fees, levies or other assessments.

     "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     SECTION 2.14 PROPERTIES. HSI does not own any real property. Except as set forth in SECTION 2.14 of the Disclosure Schedule, HSI has good, valid and (if applicable) marketable title to or valid leasehold interests in all assets material to its business (except for Intellectual Property, as defined in
SECTION 2.15) and to those assets reflected on the Financial Statements (except for assets disposed of, cash used and accounts receivable collected or written down in ordinary course since March 31, 1999), free and clear of Encumbrances, other than liens for taxes not yet delinquent, liens imposed by law for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, liens in respect of pledges or deposits under workers' compensation laws or similar legislation, purchase money security interests given in connection with the acquisition of assets and minor liens and encumbrances that do not materially detract from the value of the assets subject thereto or materially impair the operations of HSI. All equipment included in such assets which is necessary to the business of HSI is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which HSI is a party are fully effective and afford HSI peaceful and undisturbed possession of the property subject to the lease. The property and assets of HSI are sufficient for the conduct of its business as presently conducted. To the Knowledge of Seller and HSI, HSI is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has HSI received any notice of any such violation. There are no defaults by HSI or, to the Knowledge of Seller and HSI, by any other party under any lease of real or personal property which might curtail in any material respect the present use by HSI of its respective properties.

     SECTION 2.15 INTELLECTUAL PROPERTY. Except as set forth in SECTION 2.15 of the Disclosure Schedule, there are no pending or threatened claims of which Seller or HSI has been given written notice, by any Person against HSI's use or ownership of any trademarks, trademark registrations, trade names, trade secrets, service marks, service names, logos, assumed names, copyrights and copyright registrations, patents and all applications therefor, or other intellectual property ("INTELLECTUAL PROPERTY"). HSI has such rights, by license, lease or other agreement, with respect to the Intellectual Property used in HSI's business as currently conducted (collectively, the "HSI INTELLECTUAL PROPERTY") as are necessary to permit HSI to conduct its business as currently conducted, except where the failure to have such rights, individually or in the aggregate, would not have a Material Adverse Effect. HSI has not received any notice or other communication (in writing or otherwise) of and no inquiry by Seller or HSI has revealed any actual, alleged, possible or potential infringement of any HSI Intellectual Property owned or used by any other Person.

     SECTION 2.16 CONTRACTS.

     (a) Seller has delivered or made available to Purchaser copies of all written Material Agreements, each of which is listed on SECTION 2.16 of the Disclosure Schedule. Each Material Agreement is in full force and effect and is valid and enforceable by HSI in accordance with its terms. To the Knowledge of Seller or HSI, no other Person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement. As used in this Agreement, "MATERIAL AGREEMENT(S)" shall mean each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding to which HSI is a party or to which HSI or any of its respective properties is subject that (i) obligates HSI to pay an amount in excess of Fifty Thousand Dollars ($50,000) in any twelve (12) month period beginning after December 31, 1998; (ii) provides for the extension of credit to an unaffiliated third party in an amount greater than Fifty Thousand Dollars ($50,000); (iii) provides for a guaranty by HSI of obligations of others in excess of Fifty Thousand Dollars ($50,000); (iv) constitutes an employment agreement, consulting agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty; (v) expressly limits, in any material respect, the ability of HSI to engage in any business, compete with any Person or expand the nature or geographic scope of its business; (vi) pursuant to which HSI is entitled to receive an amount in excess of Fifty Thousand Dollars ($50,000) in any twelve month period beginning after December 31, 1998;
(vii) pursuant to which HSI leases real property; or (viii) constitutes a contract between HSI and any healthcare provider; PROVIDED, HOWEVER, that any such contract shall be deemed a Material Agreement only if (1) in the case of a hospital, the dollar volume of medical claims processed during the twelve month period ended August 31, 1999 exceeded $1,796,110 and (2) in the case of a physician, the number of medical claims processed during the twelve month period ended August 31, 1999 exceed Two Thousand (2,000).

     (b) Seller has provided Purchaser with a copy of each of its current form agreements for participating providers and contracted customers, as applicable.

     SECTION 2.17 LABOR MATTERS. HSI is neither a party to, nor bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor or organization and there is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Seller or HSI, threatened against Seller or HSI relating to HSI. HSI is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Except as set forth in
SECTION 2.17 of the Disclosure Schedule, upon termination of employment of any of said employees, no severance or other payments will become due. Except as set forth in SECTION 2.17, of the Disclosure Schedule, HSI does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. HSI is and heretofore has been in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices. There are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement).

     SECTION 2.18 ENVIRONMENTAL MATTERS. HSI is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by HSI or, to the Knowledge of Seller or HSI, by any other Person on any property leased or used by HSI. For the purposes of the preceding sentence, "HAZARDOUS MATERIALS" shall mean (a) materials which are listed or otherwise defined as "HAZARDOUS" or "TOXIC" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials. To the Knowledge of Seller or HSI, no site operated or leased by HSI contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

     SECTION 2.19 SUBSIDIARIES. HSI does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. Except as set forth in SECTION 2.19 of the Disclosure Schedule, HSI is not a participant in any joint venture, partnership or similar agreement.

     SECTION 2.20 BROKER OR FINDERS. Seller represents, as to Seller and HSI, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     SECTION 2.21 YEAR 2000. Attached to SECTION 2.21 of the Disclosure Schedule is a disclosure letter by HSI detailing its Year 2000 Compliance (as defined below) status. Seller and HSI represent and warrant that all of the statements in such letter are true, correct and complete in all material respects.

     "Year 2000 Compliance" or "Year 2000 Compliant" as used in this Agreement and in the disclosure letter referred to in the paragraph above shall mean with respect to any computer software or other microprocessor dependent equipment:
(i) the functions, calculations, and other computing processes of the equipment or software perform in a consistent and correct manner without interruption regardless of the date on which the processes are actually performed, whether before, on, or after January 1, 2000; (ii) the equipment or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the equipment or software accepts, stores, displays and responds to date information in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; and (iv) leap years will be determined by the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

     SECTION 2.22 PERFORMANCE OF SERVICES.

     (a) To the Knowledge of Seller and HSI, except as set forth in SECTION 2.22 of the Disclosure Schedule, HSI will not incur or otherwise become subject to any Liability (as defined below) arising directly or indirectly from any services performed by or on behalf of, HSI on or at any time prior to the Closing Date. "LIABILITY" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     (b) Since December 12, 1997, no customer or other Person has asserted or, to the Knowledge of Seller or HSI, threatened to assert, any material claim against HSI (i) under or based upon any warranty provided by or on behalf of HSI, or (ii) under or based upon any other warranty relating to any services provided by or on behalf of HSI. To the Knowledge of Seller and HSI, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim, against either HSI or Purchaser.

     SECTION 2.23 INSURANCE.

     (a) SECTION 2.23(a) of the Disclosure Schedule sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, HSI:

          (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

          (ii) whether such policy is a "CLAIMS MADE" or an "OCCURRENCES" policy; and

          (iii) the per incident and aggregate policy coverage limit.

     SECTION 2.23(a) of the Disclosure Schedule also identifies (A) each pending application for insurance that has been submitted by or on behalf of HSI, and
(B) each self-insurance or risk-sharing arrangement affecting HSI or any of its assets. Seller and HSI have delivered to Purchaser accurate and complete copies of all of the insurance policies identified in SECTION 2.23(a) of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in SECTION 2.23(a) of the Disclosure Schedule.

     (b) Each of the policies  identified in SECTION  2.23(a) of the  Disclosure
Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure HSI's business, assets, operations, key employees, services and potential liabilities, including professional liability.

     (c) There is no pending claim under or based upon any of the policies identified in SECTION 2.23(a) of the Disclosure Schedule, and to the Knowledge of Seller or HSI, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     (d) Neither Seller nor HSI has received:

          (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 2.23(a) of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

          (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in
     SECTION 2.23(a) of the Disclosure Schedule; or

          (iii) any indication that the issuer of any of the policies identified in SECTION 2.23(a) of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

     SECTION 2.24 RELATED PARTY TRANSACTIONS.

     (a) Except as set forth in SECTION 2.24 of the Disclosure Schedule, since December 12, 1997, no Related Party (as defined below) has (i) entered into, or has had any direct or indirect financial interest in, any HSI Contract, transaction or business dealing of any nature involving HSI, (ii) had any direct or indirect interest of any nature in any amount and in or otherwise relating to HSI, or (iii) been indebted to HSI.

     (b) Except as set forth in SECTION 2.24 of the Disclosure Schedule, since December 12, 1997, no Related Party (or any employee of, consultant to or other Representative (as defined below) of a Related Party) provides, or has provided, any materials, services or support to HSI, whether or not for compensation.

     (c) Except as set forth in SECTION 2.24 of the Disclosure Schedule, since December 12, 1997, no Related Party presently acquires, or has acquired, any materials, services or support from HSI, whether or not for compensation.

     (d) Except as set forth in SECTION 2.24 of the Disclosure Schedule, no Related Party has any claim or right against HSI. No event has occurred, and to the Knowledge of Seller or HSI, no condition or circumstance exists, that would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against HSI.

     (e) A "RELATED PARTY" means any stockholder of Seller or HSI, any person who is or has been a director or officer of HSI or Seller, any member of the family of any such individual, or any entity that is an Affiliate of any one of the foregoing.

     (f) "REPRESENTATIVES" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and other representatives of such party, including, without limitation, in the case of Seller, all subsidiaries of Seller and all such Persons with respect to such subsidiaries.

     SECTION 2.25 HEALTHCARE MATTERS. HSI has not entered into any provider or other agreement with the Health Care Financing Administration ("HCFA"), Medicare, CHAMPUS, TRICARE, any Medicaid agency or any other Government Entity. HSI has not entered into any agreement, has not provided any network of providers or particular provider to any Person that (a) provides services to Medicare or Medicaid beneficiaries through managed care plans or health maintenance organizations contracting with HCFA or Medicare including MediChoice+ Plan or (b) provides services to any person whose health benefits are paid by Medicare or any Medicaid agency as a secondary payor.

     SECTION 2.26 FULL DISCLOSURE.

     (a) None of this Agreement nor any schedule, exhibit or certificate delivered pursuant hereto contains or will contain any untrue statement of material fact, nor omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained herein and therein not materially misleading. To the extent such representations permit omission of items within the Knowledge of Seller or HSI which would otherwise be required to be discussed because they are not material or do not or would not have a Material Adverse Effect, such omissions in the aggregate will not and do not have a Material Adverse Effect on HSI or Purchaser.

     (b) There is no fact within the Knowledge of Seller or HSI that (i) is reasonably likely to have a Material Adverse Effect on HSI or on the ability of HSI to comply with or perform any covenant or obligation under this Agreement, or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

     (c) All of the information set forth in the Disclosure Schedule, and all other information regarding HSI and its business, condition, assets, liabilities, operations, financial performance and net income that has been furnished to Purchaser or any of its Representatives by or on behalf of Seller or HSI or any of Seller's or HSI's Representatives, including copies of HSI Contracts, Material Agreements and other documents, is accurate and complete in all material respects.

     (d) Seller and HSI have provided Purchaser and Purchaser's Representatives with full and complete access to all of Seller's and HSI's records and other documents and data.

     SECTION 2.27 POWERS OF ATTORNEY. Seller and HSI have not given a power of attorney to any person with respect to the business, operations or assets of HSI.

     SECTION 2.28 SOLVENCY. Upon consummation of the Closing, after giving effect to the consummation of all of the transactions contemplated hereby, including without limitation receipt of the payments to be made to Seller as contemplated in this Agreement, Seller will not (a) be insolvent (either because its financial condition is such that that sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred (and reasonably believes it will not incur) debts beyond its ability to pay as they become absolute and matured.

     SECTION 2.29 PURCHASE ENTIRELY FOR OWN ACCOUNT; ACCREDITED INVESTORS.

     (a) The Purchaser's Shares will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of Purchaser's Shares.

     (b) Seller understands that Purchaser's Shares are not registered under the Securities Act of 1933 (the "SECURITIES ACT") on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Purchaser's reliance on such exemption is predicated on Seller's representations set forth herein. Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, Seller has in mind merely acquiring Purchaser's Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Seller has no such intention.

     (c) Seller believes it has received all the information it considers necessary or appropriate for deciding whether to purchase Purchaser's Shares. Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of Purchaser's Shares and the business, properties, prospects, and financial condition of Purchaser and to obtain additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. The foregoing, however, does not limit or modify the representations and warranties of Purchaser in ARTICLE III of this Agreement or the right of the Seller to rely thereon.

     (d) Seller is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that Seller is able to fend for itself, can bear the economic risk of such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchaser's Shares. Seller has not been organized for the purpose of acquiring the Purchaser's Shares.

     (e) Seller is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

     SECTION 2.30 DATE OF ACQUISITION OF HSI. Seller acquired all of the outstanding stock of HSI effective as of December 12, 1997.

     SECTION 2.31 CORPORATE NAME. Since December 12, 1997, HSI has not done or conducted business under, and currently is not conducting business under, any name or other corporate identity other than "HealthStar, Inc."

     SECTION 2.32 KNOWLEDGE OF  INDIVIDUALS.  The list of individuals in SECTION
10.1 of the  Disclosure  Schedule  reflects  best  efforts  by Seller and HSI to include in such list those current officers, directors or employees (collectively, the "Listed Individuals") that hold positions with Seller or HSI such that the Listed Individuals, in the aggregate, have access to information relating to, and responsibility for, the conduct and operation of HSI's business. To the extent any of the Listed Individuals were not employed with HSI prior to December 12, 1997, such Listed Individuals have made Reasonable Inquiry (as defined in SECTION 10.1) into the conduct and operation of HSI's business prior to such date.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller and HSI as follows:

     SECTION 3.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

     SECTION 3.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to make all payments required to be made by Purchaser to Seller under this Agreement. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.3 CONSENT AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) violate any provision of the certificate of incorporation or bylaws of Purchaser; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound; (c) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser or any of its properties or assets, or (d) except for those filings required pursuant to applicable state and federal securities laws, require on the part of Purchaser any filing or registration with, notification to, or authorization, consent or approval of any Government Entity.

     SECTION 3.4 ACQUISITION FOR INVESTMENT. The Shares will be acquired for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

     SECTION 3.5 BROKERS OR FINDERS. Purchaser represents, as to itself, its subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the Agreement.

                                   ARTICLE IV
                                    COVENANTS

     SECTION 4.1 TAX MATTERS.

     (a) SELLER INDEMNIFICATION. Seller shall be liable for, and shall indemnify and hold Purchaser harmless against, all Taxes of HSI payable for any taxable year or taxable period ending on or before the Closing Date but only to the extent such Taxes exceed the amount of Taxes that have been reserved for in the Financial Statements. To appropriately apportion any income Taxes relating to any taxable year beginning before and ending after the Closing Date, the parties shall apportion such income Taxes to the taxable period ending on or before the Closing Date by a closing of HSI's books consistent with their past practices for reporting items, except that (i) exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis and (ii) all Taxes relating to actions outside the Ordinary Course of Business, occurring after the Closing, on the Closing Date shall be apportioned to the period ending after the Closing Date. To appropriately apportion any non-income Taxes relating to any taxable year beginning before and ending after the Closing Date, the parties shall apportion such non-income Taxes to the taxable period ending on or before the Closing Date as follows: (i) ad valorem Taxes (including, without limitation real and personal property taxes) shall be accrued on a daily basis over the period for which such Taxes are levied, or if it cannot be determined over the period such Taxes are being levied, over the fiscal period of the relevant taxing authority in each case irrespective of the lien or assessment date of such Taxes, (ii) all Taxes relating to actions outside the Ordinary Course of Business occurring after the Closing on the Closing Date shall be apportioned to the period ending after the Closing Date and (iii) franchise and other privilege Taxes not measured by income shall be accrued on a daily basis over the period to which the privilege relates.

     (b) PURCHASER AND HSI INDEMNIFICATION. Purchaser and HSI shall be liable for, and shall indemnify and hold Seller and any of its Affiliates harmless against, any and all Taxes imposed on HSI relating or apportioned to any taxable year or portion thereof ending after the Closing Date including, without limitation, all Taxes relating to actions outside the Ordinary Course of Business occurring after the Closing, on the Closing Date.

     (c) PREPARATION OF TAX RETURNS. Seller shall prepare and file, or cause to be filed, all Tax Returns (including amended Tax Returns) relating to HSI for any Tax period ending on or prior to the Closing Date; PROVIDED, HOWEVER, that HSI shall file all informational filings that relate to any tax period ending on or prior to the Closing Date but which do not become due until after the Closing Date.

     (d) REFUNDS OR CREDITS. Purchaser or HSI shall promptly pay to Seller any refunds or credits (including interest thereon) relating to Taxes for which Seller may be liable under SECTION 4.1(a) hereof. For purposes of this SECTION 4.1(d), the terms "REFUND" and "CREDIT" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a Tax Return or an adjustment therein using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of Seller, Purchaser shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes; PROVIDED, HOWEVER, that Purchaser shall not be required to file such claims for refund to the extent such claims for refund would have a Material Adverse Effect in the future or to the extent the claims for refund relate to a carryback of an item. Purchaser shall be entitled to all other refunds and credits of Taxes; PROVIDED, HOWEVER, Purchaser will not allow the amendment of any Tax Return relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without Seller's consent, which consent shall not be unreasonably withheld.

     (e) MUTUAL COOPERATION. As soon as practicable, but in any event within fifteen (15) days after either Seller's or Purchaser's request, as the case may be, Purchaser shall deliver to Seller or Seller shall deliver to Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of HSI and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Seller, Purchaser or HSI to satisfy their accounting or Tax requirements. For a period of five (5) years from and after the Closing, Purchaser and Seller shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this SECTION 4.1(e). After such five (5) year period, Purchaser or Seller may dispose of such information, books and records, provided that prior to such disposition, Purchaser or Seller shall give the other party the opportunity to take possession of such information, books and records.

     (f) CONSENT. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall, if informed of such an assertion, promptly inform Seller within five (5) business days, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under the Agreement. If Purchaser fails to provide such notice and such failure shall prejudice Seller's ability to defend such assessment, then Seller's obligation under SECTION 4.1(a) shall be null and void with regard to such assessment to the extent of such prejudice. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller may be liable under this Agreement.

     (g) SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this SECTION 4.1 shall be unconditional and absolute, and shall remain in effect until thirty (30) days after the expiration of the applicable statute of limitations.

     SECTION 4.2 PUBLICITY. The initial press releases with respect to the execution of this Agreement shall be reasonably acceptable to Purchaser and Seller. For one (1) year after the date of this Agreement neither Purchaser nor Seller nor any of their respective Affiliates shall issue or cause the publication of any press release with respect to the transaction contemplated hereby or this Agreement without the prior agreement of the other party which agreement shall not be unreasonably withheld, except as may be required by law or by any listing agreement with a national securities exchange and except for any disclosure consistent with any other disclosure approved by the other party.

     SECTION 4.3 FURTHER ASSURANCES. Each party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 4.4 USE OF NAMES. Purchaser shall cease using any and all trade names, trademarks, logos and trade dress belonging to Seller or its Affiliates in its literature, inventory, products, labels, packaging, supplies or other materials relating to HSI as soon as available supplies thereof are exhausted and in any event within ninety (90) days after the Closing Date. Purchaser shall relabel (by sticker or other reasonable method) its products, literature and other materials and supplies with its own trade name. Nothing contained in this
SECTION 4.4 shall diminish HSI's ownership of, and ability to freely use and exploit, any and all trade names, trademarks, logos and trade dress including, without limitation, those containing the words "HEALTHSTAR, INC." or "HSI" in its literature, products, labels, packaging, suppliers or other materials relating to HSI.

     SECTION 4.5 NON-COMPETITION. Seller, together with all of its Affiliates both now and in the future, shall not own, operate or manage, either directly or through any subsidiary or affiliated company, in the United States for a period of three (3) years from and after the Closing Date any business in which HealthStar, Inc. is engaged as of the Closing Date; PROVIDED, HOWEVER, that it is understood that Seller owns National Health Benefits and Casualty ("NHBC") and Seller's ownership of NHBC shall not constitute a violation of this Section 4.5.

     SECTION 4.6 NON-SOLICITATION. For a period of two (2) years from and after the Closing Date, Seller will not, either for itself or any other Person, (a) induce or attempt to induce any employee to leave the employ of Purchaser or any other entity controlled by, controlling or under common control with Purchaser,
(b) in any way interfere with the relationship between Purchaser (or any entity controlling, under common control with or controlled by Purchaser) and any employee of Purchaser (or such entity), (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Purchaser or any entity controlling, under common control with or controlled by Purchaser, or (d) induce or attempt to induce any customer, supplier, licensee, or business relation of Purchaser or any entity controlling, under common control with or controlled by Purchaser to cease doing business with Purchaser or such entity, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Purchaser or such entity.

     SECTION 4.7 RESTRICTIONS ON RESALE OF PURCHASER'S SHARES.

     (a) Seller understands that the Purchaser's Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchaser's Shares or an available exemption from registration under the Securities Act, the Purchaser's Shares must be held indefinitely. In particular, Seller understands that Purchaser's Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Purchaser. Seller understands that such information is not now available and Purchaser has no present plans to make such information available.

     (b) Seller agrees not to make, without the prior written consent of the Purchaser, any public offering or sale of the Purchaser's Shares although permitted to do so pursuant to Rule 144(k) promulgated under the Securities Act, until the earlier of (i) the date on which Purchaser effects its initial registered public offering pursuant to the Securities Act or (ii) the date on which it becomes a registered company pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or (iii) five (5) years after the Closing Date.

     SECTION 4.8 FINANCIAL STATEMENTS. As long as Seller owns all of the Purchaser's Shares, Purchaser shall provide Seller with unaudited annual and quarterly financial statements of Purchaser and HSI, which shall be delivered to Seller within forty-five (45) days after the end of the applicable quarter or seventy-five (75) days after year end, as the case may be, and will provide audited annual financial statements as they become available.

     SECTION 4.9 PROPRIETARY INFORMATION. Unless and until the Closing occurs, each party shall keep and retain in confidence and shall not use for any purpose other than to evaluate the transactions contemplated under this Agreement any and all of the confidential and proprietary information respecting the other parties set forth or referenced in the Disclosure Schedule or otherwise provided to the receiving party by the disclosing party in connection with or in anticipation of the Closing, irrespective of the form in which it is delivered or when delivered (the "PROPRIETARY INFORMATION"). The preceding requirement shall not apply to Proprietary Information that (a) a party was in the possession of, or was rightfully known by, the receiving party or its Representatives, without an obligation to maintain its confidentiality prior to receipt from the disclosing party or its Representatives, (b) is or becomes generally known to the public without violation of this Agreement, (c) is obtained by the receiving party or its Representatives in good faith from a third party having the right to disclose it without an obligation of confidentiality, or (d) is independently developed by the receiving party or its Representatives without the participation of individuals who have had access to the Proprietary Information. In the event the Agreement is terminated prior to Closing for any reason, the receiving party agrees to either return to the disclosing party all of the Proprietary Information subject to this SECTION 4.9 (including all copies) in its possession or under its control or to purge, shred or otherwise destroy all such Proprietary Information not returned, at the option of the disclosing party. The receiving party shall, and shall cause each of its Representatives to, keep and maintain all Proprietary Information subject to this SECTION 4.9 confidential in any case in which Closing does not occur and not avail itself of or use any of such Proprietary Information for its own benefit. The receiving party shall promptly certify its compliance with the foregoing in the event of any termination of the Agreement.

     SECTION 4.10 ACCESS TO INFORMATION. Purchaser shall from time to time prior to or following the Closing Date provide such access to the financial data and other relevant information of Purchaser as such may be reasonably requested by Seller or its Representatives in connection with the preparation of a valuation opinion regarding the Purchaser's Shares.

                                    ARTICLE V
                                 INDEMNIFICATION

     SECTION 5.1 INDEMNIFICATION BY SELLER. Subject to the limits set forth in this ARTICLE V, Seller agrees to indemnify, defend and hold Purchaser, HSI and their respective officers, directors, agents and Affiliates, harmless from and in respect of any and all losses, damages, Liability, costs and expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (collectively, "LOSSES"), arising directly or indirectly out of or directly or indirectly due to (a) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller or HSI contained in this Agreement or the Disclosure Schedule or (b) any Indebtedness of HSI arising or outstanding on or prior to the Closing Date. "INDEBTEDNESS" shall mean any debt owed to any Person, contingent or otherwise, short term or long term, except for payroll obligations, accounts payable and similar obligations arising in the Ordinary Course of Business.

     SECTION 5.2 INDEMNIFICATION BY PURCHASER. Subject to the limits set forth in this ARTICLE V, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, agents and Affiliates, harmless from and in respect of any and all Losses that arising directly or indirectly out of or directly or indirectly due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement.

     SECTION 5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATIONS ON INDEMNITY. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing Date and will remain in full force and effect thereafter for a period of two (2) years from the Closing Date; PROVIDED, HOWEVER, that the representations and warranties contained in SECTIONs 2.1, 2.2 and 2.3 will remain in full force and effect for a period of five (5) years from the Closing Date; PROVIDED, FURTHER, that the representations and warranties contained in
SECTION 2.13 will remain in full force and effect for a period equal to the applicable statute of limitations; and PROVIDED, FURTHER, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such time period in accordance with ARTICLE V. Anything to the contrary contained herein notwithstanding, neither party shall be entitled to recover Losses from the other unless and until the total of all claims for Losses with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this ARTICLE V or otherwise, exceeds One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate. If the total amount of such Losses exceeds One Hundred Fifty Thousand Dollars ($150,000.00), then the party entitled to recovery hereunder shall be entitled to recover the full amount of such Losses and not merely the portion of such damages exceeding One Hundred Fifty Thousand Dollars ($150,000.00); PROVIDED, HOWEVER, that no party shall be entitled to recover from the other more than the Purchase Price, except in the case of fraud or intentional misconduct; and PROVIDED, HOWEVER, that (i) Purchaser shall be entitled to recover any Losses directly or indirectly resulting from any inaccuracy of the representations and warranties contained in SECTIONS 2.2, 2.3, 2.13, 2.20 and the covenant in
SECTION 8.2(g) or resulting from any suit, proceeding or action relating to the Stateman Purchase Agreement or the Stateman Note and (ii) Seller shall be entitled to recover any Losses directly or indirectly resulting from any inaccuracy of the representation and warranty contained in SECTION 3.5, in each instance without regard to any threshold, deductible or limitation.

     SECTION 5.4 NOTICE AND OPPORTUNITY TO DEFEND. If an event occurs which a party asserts is an indemnifiable event pursuant to SECTION 5.1 or 5.2, the party seeking indemnification (the "INDEMNITEE") shall promptly notify the other party obligated to provide indemnification (the "INDEMNIFYING PARTY"). If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third Person, the Indemnitee will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; PROVIDED, HOWEVER, that the Indemnitee's failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. If any such action is brought against any Indemnitee and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee.
After notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, and the Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected by the Indemnitee without the consent of the Indemnifying Party, which will not be unreasonably withheld. In no event shall an Indemnifying Party effect any settlement without the consent of the Indemnitee, which will not be unreasonably withheld.

     SECTION 5.5 MITIGATION OF LOSS. Each Indemnitee is obligated to use reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder.

     SECTION 5.6 SUBROGATION. Upon making any payment of Losses of the Indemnitee, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates; PROVIDED, HOWEVER, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

     SECTION 5.7 TAX INDEMNIFICATION. None of the provisions of ARTICLE V, with the exception of SECTION 5.5, shall apply to the claims, obligations, liabilities, covenants and representations under SECTION 4.1, which shall be governed solely by the terms thereof.

     SECTION 5.8 EXCLUSIVE REMEDY. Following the Closing, the indemnification provided for in this ARTICLE V shall be the sole and exclusive remedy of the parties and their respective officers, directors, employees, affiliates, agents, Representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement (but not any such covenants or agreements to the extent they are by their terms to be performed after the Closing Date). The parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the parties hereby waive; PROVIDED, HOWEVER, nothing herein is intended to waive any claims for fraud.

     SECTION 5.9 INVESTIGATION. The representations, warranties, covenants and obligations of the parties, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or the knowledge of, the other parties, any of the other Indemnitees or any of their Representatives.

     SECTION 5.10 SETOFF. In addition to any rights of setoff or other rights that Purchaser or any other Indemnitee may have at common law or otherwise, Purchaser shall have the right to set off any amount that may be owed to it by Seller under this ARTICLE V against any amount otherwise payable by Purchaser or any other Indemnitee to Seller, including, but not limited to any amount payable as an Earnout Payment.

                                   ARTICLE VI
                         PRE-CLOSING COVENANTS OF SELLER

     SECTION 6.1 ACCESS AND INVESTIGATION. Seller shall ensure that, at all times from the date hereof to and until the Closing Date (the "PRE-CLOSING PERIOD"):

     (a) Seller will provide Purchaser and its Representatives with free and complete access at reasonable times and with reasonable notice to HSI's premises and assets, and to all existing books, records, Tax Returns, work papers and other documents and information relating to HSI;

     (b) subject to standards and procedures reasonably acceptable to Seller, Seller and its Representatives will provide Purchaser and its Representatives the opportunity to meet with Seller's personnel and a reasonable number of parties to HSI's Material Agreements;

     (c) Seller and its Representatives will compile and provide Purchaser and its Representatives with such additional financial, operating and other data and information regarding HSI as Purchaser may request in good faith; and

     (d) Seller and its Representatives will provide Purchaser with a monthly accounting of any transactions between Seller and HSI.

     SECTION 6.2 OPERATION OF BUSINESS. Unless Seller first obtains a written waiver from Purchaser, Seller shall ensure that, during the Pre-Closing Period:

     (a) HSI conducts its operations exclusively in the Ordinary Course of Business and consistent with past practice and uses its best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with HSI;

     (b) Seller keeps in full force all insurance policies covering HSI identified in SECTION 2.23 of the Disclosure Schedule;

     (c) Seller's and HSI's officers confer regularly with Purchaser concerning operational matters and otherwise report regularly to Purchaser concerning the status of HSI's business, condition, assets, liabilities, operations, financial performance and prospects;

     (d) Seller and HSI immediately notify Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction (as defined herein); "ACQUISITION TRANSACTION" shall mean any transaction involving: (a) the sale or other disposition of all or any portion of HSI's business or assets (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock of HSI, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of HSI, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of HSI; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving HSI.

     (e) HSI does not effect or become a party to any Acquisition Transaction;

     (f) HSI does not form any subsidiary or acquire any equity interest or other interest in any other Person;

     (g) HSI does not make any capital expenditure in excess of Ten Thousand Dollars ($10,000) or otherwise outside the Ordinary Course of Business;

     (h) HSI does not enter into any contract involving annual payments by HSI in excess of Twenty-Five Thousand Dollars ($25,000);

     (i) HSI does not incur, assume or otherwise become subject to any liability, except for current liabilities (of the type required to be reflected in a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

     (j) HSI does not establish or adopt any new Employee Plan, does not amend any existing Employee Plan and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except for merit increases made to employees in the Ordinary Course of Business;

     (k) HSI does not change any of its methods of accounting or accounting practices in any respect, except as required by GAAP or applicable laws;

     (l) HSI does not make any Tax election;

     (m) HSI does not commence any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved, any Government Entity or any arbitrator or arbitration panel;

     (n) HSI does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, liability or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a wholly-owned

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
subsidiary), other than in the Ordinary Course of Business; or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business;

     (o) HSI pays debts and Taxes when due subject to good faith disputes thereof, and pays or performs other obligations when due;

     (p) HSI does not transfer to any Person or entity any Intellectual Property or intangible asset other than in the Ordinary Course of Business;

     (q) HSI does not enter into or amend any Material Agreements pursuant to which any other party is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

     (r) HSI does not pay, discharge or satisfy in any amount in excess of Ten Thousand Dollars ($10,000) in any one case or Thirty Thousand Dollars ($30,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against the Financial Statements or reasonably incurred in connection with the transactions contemplated by this Agreement;

     (s) HSI gives all notices and other information required prior to the Closing Date to be given to the employees of HSI and any applicable Government Entity pursuant to applicable law in connection with the transactions provided for in this Agreement; and

     (t) HSI does not enter into any transaction or take any other action that likely would cause or constitute a breach of any, representation, warranty or covenant made by Seller or HSI in this Agreement.

     SECTION 6.3 FILINGS AND CONSENTS.

     (a) Seller covenants and agrees that each filing or notice required to be made or given (pursuant to any applicable legal requirement, order or contract, or otherwise) by Seller or HSI in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the transactions contemplated hereby shall be made or given as promptly as practicable after the date of this Agreement.

     (b) Seller shall use its best efforts to obtain or cause to be obtained each consent required to be obtained (pursuant to any applicable legal requirement, order or contract, or otherwise) by Seller or HSI in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the transactions contemplated hereby (including each of the consents identified in SECTION 2.5 of the Disclosure Schedule) as promptly as practicable after the date of this Agreement and each of such consents shall remain in full force and effect through the Closing Date;

     (c) Seller shall promptly deliver to Purchaser a copy of each filing made, each notice given and each consent obtained by Seller during the Pre-Closing Period; and

     (d) During the Pre-Closing Period, Seller and its Representatives shall cooperate with Purchaser and with Purchaser's Representatives, and prepare and make available such documents and take such other actions as Purchaser may request in good faith, in connection with any filing, notice or consent that Purchaser is required or elects to make, give or obtain.

     SECTION 6.4 NOTIFICATION.

     (a) During the Pre-Closing Period, Seller shall promptly notify Purchaser of:

          (i) the discovery by Seller or HSI of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Seller or HSI in this Agreement;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Seller or HSI in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such extent, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (iii) any breach of any covenant or obligation of Seller or HSI;

          (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in SECTION 8.1, or
     SECTION 8.2 or SECTION 8.3 impossible or unlikely; and

     (b) Seller shall have right to supplement any section of the Disclosure Schedule prior to Closing with respect to any transaction permitted under
SECTION 6.2 or any matter described in SECTION 6.4(a) above which occurs during the Pre-Closing Period. Such supplementation is not a waiver by Purchaser of any breach of a representation or warranty as to the matter so supplemented.

     SECTION 6.5 NO NEGOTIATION.

     During the Pre-Closing Period, neither Seller, HSI nor any of their Representatives directly or indirectly:

     (a) shall solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction;

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
     (b) shall participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than Purchaser) relating to any Acquisition Transaction; or

     (c) shall consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction.

     SECTION 6.6 BEST EFFORTS. During the Pre-Closing Period, Seller shall use its best efforts to cause the conditions set forth in SECTION 8.1 and SECTION
8.2 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in
SECTION 2 of this Agreement becoming untrue, in any of the conditions of Closing set forth in SECTION 8.1 and SECTION 8.2 not being satisfied.

     SECTION 6.7 CONFIDENTIALITY; PUBLICITY. During the Pre-Closing Period: (a) Seller, HSI and their Representatives shall keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the transactions contemplated hereunder;

     (b) neither Seller, HSI nor any of their Representatives shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any of HSI's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the transactions contemplated by this Agreement, except as required by federal securities laws or other applicable laws and except as otherwise agreed by the parties; and

     (c) if Seller or HSI is required by law to make any disclosure regarding the transactions contemplated by this Agreement, Seller shall advise Purchaser, at least two (2) business days prior to making such disclosure, of the nature and content of the intended disclosure.

     SECTION 6.8 PURCHASE OF TAIL COVERAGE BY SELLER. For any "claims made" policy listed in SECTION 2.23(a) of the Disclosure Schedule, Seller will purchase an endorsement that extends the reporting period for three (3) years from the Closing Date with respect to claims arising during the period from December 12, 1997 through the Closing Date.

     SECTION 6.9 RECLASSIFICATION OF INTERCOMPANY ACCOUNT. At the Closing Date, Seller shall reclassify as equity the entire amount of the intercompany account reflected in the liability section of HSI's balance sheet.

     SECTION 6.10 INTERCOMPANY TRANSACTIONS. Seller and HSI shall conduct all intercompany transactions solely in the Ordinary Course of Business.

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
                                   ARTICLE VII
                       PRE-CLOSING COVENANTS OF PURCHASER

     SECTION 7.1 BEST EFFORTS. During the Pre-Closing Period, Purchaser shall not take any action or omit to take any action, taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in SECTION 3 of this Agreement becoming untrue or in any of the conditions of closing set forth in SECTION 8.1, SECTION 8.2 or
SECTION 8.3 not being satisfied.

     SECTION 7.2 CONFIDENTIALITY; PUBLICITY. During the Pre-Closing Period:

     (a) Purchaser and its Representatives shall keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the transactions contemplated hereunder;

     (b) neither Purchaser nor any of its Representatives shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any of HSI's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the transactions contemplated hereunder, except as required by federal securities laws or other applicable laws and except as otherwise agreed by the parties; and

     (c) if Purchaser is required by law to make any disclosure regarding the transactions contemplated under this Agreement, Purchaser shall advise Seller, at least two (2) business days prior to making such disclosure, of the nature and content of the intended disclosure.

     SECTION 7.3 FINANCING COMMITMENT. Purchaser shall use its best efforts during the Pre-Closing Period to obtain from Bank of America debt financing of Two Million Dollars ($2,000,000) (the "Acquisition Loan") to enable Purchaser to consummate the Purchase of the Shares at Closing. Purchaser shall provide Seller, not later than thirty (30) days after the execution of this Agreement, with an executed commitment letter or other documents evidencing the commitment by Bank of America to fund the Acquisition Loan on or prior to the Closing Date.

                                  ARTICLE VIII
                                   CONDITIONS

     SECTION 8.1  CONDITIONS  TO EACH PARTY'S  OBLIGATION TO EFFECT THE CLOSING.
The obligations of Seller, on the one hand, and Purchaser, on the other to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

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
     (a) no arbitrator or Government Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement; provided that the parties shall have used their best efforts to cause any such order, decree, statute, rule or regulation to be vacated or lifted; and

     (b) all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby, including the consent of Seller's stockholders, shall have been obtained and be in full force and effect.

     SECTION 8.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

     (a) the representations and warranties of Seller shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations, and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period);

     (b) Seller shall have performed in all material respects the obligations hereunder required to be performed by it at or prior to the Closing Date;

     (c) Purchaser shall have received a certificate signed by two executive officers of Seller, dated as of the Closing Date, to the effect that, to the best of their Knowledge, the conditions set forth in SECTION 8.2(a) and SECTION 8.2(b) have been satisfied;

     (d) Purchaser shall have received duly executed resignations from all of HSI's directors and such officers as requested by Purchaser effective as of the Closing Date;

     (e) Purchaser shall have received the proceeds of the Acquisition Loan;

     (f) Purchaser shall have received an opinion letter from Bryan Cave, LLP, as of the Closing Date, in the form of EXHIBIT 1 hereto.

     (g) Seller or an Affiliate of Seller shall have paid in full all outstanding Indebtedness of HSI as of the Closing Date.

     (h) There shall have been no Material Adverse Effect with respect to HSI's business, condition (financial or otherwise), assets, liabilities, operations or financial performance since June 30, 1999.

     (i) Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser or against any Person affiliated with Purchaser, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereunder, or

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
(ii) that are  reasonably  likely to have the  effect of  preventing,  delaying,
making  illegal  or  otherwise   interfering   with  any  of  the   transactions
contemplated hereunder or having a material adverse effect on the Purchaser.

     (j) Seller shall have delivered to Purchaser on or prior to the Closing Date, copies of Uniform Commercial Code filings executed by Harris Trust and Savings Bank ("Harris") releasing all of the liens filed in any jurisdictions by Harris against any of the assets of HSI or the Shares.

     (k) Seller and HSI shall have obtained the consents necessary to ensure, on and after the Closing Date, the continuation in full force of the leases in Chicago and Atlanta referenced in SECTION 2.5 of the Disclosure Schedule or shall have arranged pursuant to a sublease or otherwise to ensure that HSI shall be entitled to all of the same rights and benefits of such leases after the Closing Date as HSI is entitled to immediately before the execution of this Agreement.

     SECTION 8.3 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following conditions:

     (a) the representations and warranties of Purchaser shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period);

     (b) Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

     (c) Seller shall have received a certificate signed by two executive officers of Purchaser, dated as of the Closing Date, to the effect that, to the best of their Knowledge. the conditions set forth in SECTION 8.3(a) and SECTION 8.3(b) have been satisfied;

     (d) Seller shall have received an opinion letter from Morrison & Foerster LLP, as of the Closing Date, in the form of EXHIBIT 2 hereto.

                                   ARTICLE IX
                                   TERMINATION

     SECTION  9.1  TERMINATION.   This  Agreement  may  be  terminated  and  the
transactions contemplated hereby abandoned at any time prior to the Closing Date, whether before or after approval by the stockholders of Seller:

     (a) by mutual written consent of Seller and Purchaser;

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
     (b) by either Seller or Purchaser if the transactions contemplated hereby shall not have been consummated within ninety (90) days following the date of this Agreement;

     (c) by Seller if there shall have been any material breach of a representation and warranty or material obligation of Purchaser hereunder and, if such breach is curable, such default shall have not been remedied within ten
(10) days after receipt by Purchaser of notice in writing from Seller specifying such breach and requesting that it be remedied; PROVIDED, that such ten (10) day period shall be extended for so long as Purchaser shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

     (d) by Purchaser if there shall have been any material breach of a representation and warranty or material obligation of Seller or HSI hereunder and, if such breach is curable, such default shall not have been remedied within ten (10) days after receipt by Seller of notice in writing from Purchaser specifying such breach and requesting that it be remedied; PROVIDED, that such ten (10) day period shall be extended for so long as Seller shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure; or

     (e) by either Seller or Purchaser if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or any other action shall have become final and non-appealable.

     SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any party or their respective officers or directors (except as set forth in SECTION 7.3 hereof which shall survive the termination). Moreover, in the event of termination of this Agreement pursuant to SECTION 9.1(c) or 9.1(d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     SECTION 9.3 CANCELLATION FEES; EXPENSES.

     (a) If this Agreement is terminated by Purchaser pursuant to SECTION 8.2(e) ("Purchaser Cancellation"), then Purchaser shall pay to Seller a fee of One Hundred Thousand U.S. Dollars ($100,000) in cash (the "CANCELLATION FEE").

     (b) If this Agreement is terminated by Seller pursuant to Section 8.1(b) (failure to obtain the consent of Seller's stockholders) ("Seller Cancellation"), then Seller and HSI, jointly and severally, shall pay to Purchaser the Cancellation Fee.

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
     (c) The Cancellation Fee as provided for in SECTIONS 9.3(a) and (b) above shall be paid by Seller and HSI, jointly and severally, or Purchaser, as applicable, within ten (10) days of a Seller Cancellation or Purchaser Cancellation, as the case may be. If Seller and HSI, or Purchaser, as applicable, fails to pay any amount pursuant to this SECTION 9.3 when due, Seller and HSI, or Purchaser, as applicable, shall pay interest thereon, from the date due until the date paid in full, at the Prime Rate as announced from time to time by Bank of America or any successor thereto and shall reimburse the non-terminating party for all reasonable attorneys' fees and other costs and expenses incurred by such party in collecting such amount from the terminating party. Each party agrees that in the event of a Purchaser Cancellation or Seller Cancellation, it would be impracticable or extremely difficult to fix the actual damages resulting from such breach, and therefore, the applicable party shall pay to the other party, as liquidated damages and not as a penalty, the Cancellation Fee, which sum represents a reasonable endeavor by the parties to estimate a fair compensation for the foreseeable losses that might result from a Purchaser Cancellation or Seller Cancellation. The non-breaching party's sole remedy for a Purchaser Cancellation or Seller Cancellation shall be the liquidated damages provided for in this SECTION 9.3.

                                    ARTICLE X
                                  MISCELLANEOUS

     SECTION 10.1 KNOWLEDGE. The term "Knowledge" as used in this Agreement with respect to Seller or HSI shall mean the actual knowledge of any of the Listed Individuals after Reasonable Inquiry. "Reasonable Inquiry" with respect to any Listed Individual shall mean such inquiry and investigation as are reasonable and customary under the circumstances, which circumstances shall include the proposed sale of all of HSI's stock, based upon the nature and scope of such individual's specific position and responsibilities with Seller or HSI.

     SECTION 10.2 GOVERNING LAW AND CONSENT TO JURISDICTION. The laws of the State of California (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the right and duties of the parties. Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in California (and the California state and Federal courts having jurisdiction over appeals therefrom) in respect of the transaction contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

     SECTION 10.3 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects only by written agreement duly executed and delivered by all of the parties.

     SECTION 10.4 NOTICES. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier; (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed; or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the receiving party at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice); provided however, that any notice of change of address or telecopier number shall be effective only upon receipt:

     (a)  if to Purchaser, to:

          Beyond Benefits, Inc.
          301 E. Ocean Blvd., Suite 900
          Long Beach, CA  92802
          Telephone: (949) 788-7918
          Telecopy: (949) 790-6944
          Attention: Barbara Rodin, Ph.D.

     with a copy (which shall not constitute notice) to:

          Morrison & Foerster LLP
          Twelfth Floor
          19900 MacArthur Boulevard
          Irvine, CA 92612-2445
          Telephone: (949) 251-7500
          Telecopy: (949) 251-0900
          Attention: Tamara P. Tate, Esq.

     (b)  if Seller, to:

          HealthStar Corp.
          9495 E. San Salvador Drive
          Scottsdale, AZ 85258
          Telephone: (480) 614-4275
          Telecopy: (480) 451-9087
          Attn: Steve Marcus

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
     with a copy (which shall not constitute notice) to:

          Bryan Cave LLP
          Two North Central Avenue, Suite 2200
          Phoenix, Arizona  85004-4406
          Telephone: (602) 364-7454
          Telecopy: (602) 364-7070
          Attn: Joseph P. Richardson, Esq.

     SECTION 10.5 LEGENDS. To the extent applicable, each certificate or other document evidencing any of the Purchaser's Shares shall be endorsed with the legends substantially in the form set forth below:

          (i) The following legend under the Securities Act:

          "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

          (ii) Any legend imposed or required by Purchaser's certificate of incorporation or bylaws or applicable state securities laws.

     SECTION 10.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, all of which shall together be considered out and the same agreement.

     SECTION 10.7 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement between HealthStar Corp and Beyond Benefits, Inc. and the Disclosure Schedule (a) constitute the entire agreement and supersede any prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as expressly provided herein, are not intended to confer upon any Person other than the parties herein any rights or remedies hereunder.

     SECTION 10.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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
     SECTION 10.9 SERVICE OF PROCESS. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in SECTION 10.2 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to SECTION 10.4 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

     SECTION 10.10 SPECIFIC PERFORMANCE. Each party acknowledges and agrees that in the event of any breach of this Agreement each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with SECTION 10.2.

     SECTION 10.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns.

     SECTION 10.12 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby is consummated; PROVIDED THAT Seller shall be responsible for all costs and expenses of HSI.

     SECTION 10.13 WAIVERS. Except as otherwise provided in Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     SECTION 10.14 ATTORNEY FEES. In the event of a dispute with respect to the subject matter of this Agreement, the prevailing party in any proceeding, including arbitration commenced to resolve such disputes, shall be entitled to an award of its reasonable attorney fees and court or arbitration costs incurred in resolving or settling the dispute, in addition to any and all other damages or relief which the court or arbitrator may deem proper.

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
     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


HealthStar Corp.,
  a Delaware corporation


By: /s/ Steven A. Marcus
    -----------------------------------
Title: Vice President and Chief Financial Officer

HealthStar Inc.,
  an Illinois corporation


By: /s/ Stephen J. Carder
    -----------------------------------
Title: President


Beyond Benefits, Inc.,
  a Delaware corporation


By: /s/ Barbara E. Rodin
    -----------------------------------
Title: President

                                       45